Exhibit 99.1

IRIDEX Announces 2018 Third Quarter Financial Results and Raises Full Year 2018 Guidance

MOUNTAIN VIEW, Calif., November 1, 2018 -- IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the third quarter and nine months ended September 29, 2018.

Third Quarter Highlights

•	Cyclo G6™ product revenue increased approximately 23% year-over-year
•	Shipped 10,400 G6 probes
•	Shipped 117 G6 laser systems
•	Total revenue of $11.3 million
•	Received FDA Clearance to introduce updated TruFocus LIO Premiere™ Laser Accessory to the U.S. Market
•	Completed public offering of common stock with gross proceeds of $11.5 million

“Our solid performance in the third quarter includes year-over-year growth in shipments of G6 systems and probes,” said William M. Moore, President and CEO. “We are pleased with the expanding awareness and acceptance of MicroPulse technology driven by our enhanced commercial team, along with support from a broad base of glaucoma specialists and comprehensive ophthalmologists advocating for the use of our G6 platform to treat the spectrum of the disease. This progress is encouraging and creating additional opportunities to drive installed base growth and increased utilization.”

Third Quarter 2018 Financial Results

Revenue for the three months ended September 29, 2018 of $11.3 million increased from $10.9 million during the same period of the prior year. The increase in revenue was driven by growth from G6 product revenues and relatively flat retina product revenues.

Gross profit for the third quarter of 2018 was $4.6 million, or 40.4% gross margin, compared to $4.4 million, or 40.2% gross margin, in the same period of the prior year. Gross margin was primarily impacted by a favorable shift in product mix and a decrease in manufacturing variances and manufacturing overhead spending, partially offset by an unfavorable geographic mix.

Operating expenses for the third quarter of 2018 were $7.6 million compared to $7.4 million in the same period of the prior year. This increase is attributable to investments to support the Company’s commercial infrastructure, including increased sales and marketing expenses.

Loss from operations for the third quarter of 2018 was $3.1 million, compared to loss from operations of $3.1 million for the same period of the prior year.

Cash and cash equivalents were $23.7 million as of September 29, 2018.

Exhibit 99.1

Guidance for Full Year 2018

IRIDEX increased its guidance range for G6 systems and total revenue. The Company now expects G6 system shipments of 430 to 450 and total revenue of $41 million to $42 million.  This compares to previous 2018 guidance of G6 system shipments of 370 to 420 and total revenue of $38 million to $41 million. The Company also raised the lower end of its 2018 G6 probe shipments guidance to a range of 44,000 to 46,000. This compares to previous guidance of 42,000 to 46,000 G6 probes shipments.

Webcast and Conference Call Information

IRIDEX’s management team will host a conference call today beginning at 2:00 p.m. PT / 5:00 p.m. ET.  Investors interested in listening to the conference call may do so by dialing (844) 707-0665 for domestic callers or (703) 326-3030 for international callers, using conference ID: 2098999.  A live and archived webcast of the event will be available on the “Investors” section of the Company’s website at: www.iridex.com.  A telephone replay will also be available beginning Thursday, November 1, 2018 through Friday, November 3, 2018, by dialing (855) 859-2056 for domestic callers or (404) 537-3406 for international callers, using conference ID: 2098999.

About IRIDEX

IRIDEX Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. IRIDEX’s current product line is used for the treatment of glaucoma, diabetic macular edema (DME) and other retinal diseases. IRIDEX products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the IRIDEX website at http://www.iridex.com/.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning the future demand and order levels for the Company's products, future operating expenses, the adoption and effect of Company products on its results, the markets in which the Company operates, usage and efficacy of the Company's products, the Company’s guidance for fiscal 2018 and future financial results, and the Company's strategic and operational plans and objectives. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017, and Quarterly Reports on Form 10-Q for subsequent fiscal quarters, each of which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Investor Relations Contact

Lynn Pieper Lewis or Leigh Salvo

(415) 937-5404

investors@iridex.com

Exhibit 99.1

Exhibit 99.1

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 29,	September 30,	September 29,	September 30,
	2018	2017	2018	2017

Total revenues	$11,320	$10,865	$31,133	$31,350
Cost of revenues	6,744	6,492	18,367	18,017
Gross profit	4,576	4,373	12,766	13,333

Operating expenses:
Research and development	1,149	1,320	3,154	4,028
Sales and marketing	4,144	3,769	12,362	10,346
General and administrative	2,343	2,530	7,209	6,804
Gain on sale of intellectual property	-	(175)	-	(175)
Total operating expenses	7,636	7,444	22,725	21,003

Loss from operations	(3,060)	(3,071)	(9,959)	(7,670)
Other (expense) income, net	(8)	(16)	16	(19)
Loss from operations before provision for income taxes	(3,068)	(3,087)	(9,943)	(7,689)
Provision for income taxes	6	9	14	23
Net loss	$(3,074)	$(3,096)	$(9,957)	$(7,712)

Net loss per share:
Basic	$(0.26)	$(0.27)	$(0.85)	$(0.67)
Diluted	$(0.26)	$(0.27)	$(0.85)	$(0.67)

Weighted average shares used in computing net loss per share
Basic	11,925	11,569	11,732	11,544
Diluted	11,925	11,569	11,732	11,544

Exhibit 99.1

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands and unaudited)

	September 29,	December 30,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$23,725	$21,707
Accounts receivable, net	8,430	7,863
Inventories	8,725	9,381
Prepaid expenses and other current assets	492	500
Total current assets	41,372	39,451
Property and equipment, net	1,312	1,403
Intangible assets, net	104	116
Goodwill	533	533
Other long-term assets	216	143
Total assets	$43,537	$41,646

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,552	$1,724
Accrued compensation	2,284	2,459
Accrued expenses	2,643	2,153
Accrued warranty	694	1,536
Deferred revenue	2,217	2,520
Total current liabilities	10,390	10,392

Long-term liabilities:
Accrued warranty	138	199
Other long-term liabilities	400	533
Total liabilities	10,928	11,124

Stockholders' equity:
Common stock	145	126
Additional paid-in capital	71,283	59,385
Accumulated other comprehensive income	127	-
Accumulated deficit	(38,946)	(28,989)
Total stockholders' equity	32,609	30,522

Total liabilities and stockholders' equity	$43,537	$41,646

Exhibit 99.1